Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of A. O. Smith Corporation for the registration of 7,947,690 shares of Class A common stock and 9,483,491 shares of its common stock and to the inclusion therein of our report dated March 10, 2009, with respect to the consolidated financial statements of Smith Investment Company as of December 31, 2008 and 2007 and for the three years in the period ended December 31, 2008.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin

March 11, 2009